Exhibit 10.1

GUARANTY

THIS GUARANTY is given as of April 16, 2013, by Twin Cities Power Holdings, LLC, a Minnesota limited liability company, whose principal business office is located at 16233 Kenyon Avenue, Suite 210, Lakeville, MN 55044 (“Guarantor”), to PJM Settlement, Inc (“PJM Settlement”), a Pennsylvania Non-Profit Corporation, on behalf of itself and as agent for PJM Interconnection, L.L.C. (“PJM”), a Delaware limited liability company, whose principal business office is located at 955 Jefferson Avenue, Valley Forge Corporate Center, Norristown, Pennsylvania, 19403-2497.

RECITALS

WHEREAS, Cygnus Energy Futures, LLC, whose principal business office is located at 16233 Kenyon Avenue, Suite 210, Lakeville, MN 55044, will conduct business beginning as of the date of this Guaranty with PJM pursuant to which Cygnus Energy Futures, LLC may from time to time enter into power and/or related purchase and sale transactions in the PJM Control Area; and

WHEREAS, pursuant to the PJM Open Access Transmission Tariff, PJM Operating Agreement and/or the PJM Reliability Assurance Agreement among Load Serving Entities in the PJM Control Area, (the “Agreements”), PJM Settlement and PJM is authorized to require Transmission Customers and PJM Members to provide and maintain in effect appropriate creditworthiness arrangements; and

WHEREAS, PJM will accept Cygnus Energy Futures, LLC as a member or transmission customer only if payments, penalties, and other amounts owed by Cygnus Energy Futures, LLC to PJM Settlement in connection with the Agreements will be guaranteed by Guarantor;

WHEREAS, Guarantor will directly or indirectly benefit from Cygnus Energy Futures, LLC becoming a member or transmission customer of PJM and deems it to be in Guarantor’s best interest to provide this guarantee to PJM Settlement; and

WHEREAS, Guarantor is willing to guarantee payments, penalties, and other amounts owed by Cygnus Energy Futures, LLC to PJM Settlement under the terms set forth below.

NOW THEREFORE, in consideration of the above premises and the mutual promises and covenants contained below (which the Guarantor acknowledges constitute adequate consideration for its obligations hereunder) the Guarantor, intending to be legally bound, agrees as follows:

(1)	Obligations of Guarantor. Guarantor unconditionally guarantees to PJM Settlement the prompt and complete payment of all amounts owed to PJM Settlement by Cygnus Energy Futures, LLC in regard to the Agreements (or any successor agreements). If all or any part of such amounts is not paid by Cygnus Energy Futures, LLC when due, Guarantor shall, upon the demand of PJM Settlement, immediately pay such amount. This is a primary, absolute obligation of Guarantor enforceable by PJM Settlement, its successors and assigns, or any of its members on its behalf, regardless of Cygnus Energy Futures, LLC’s ability or willingness to pay.

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(2)	Duration. This Guaranty shall continue in force until the entire indebtedness covered by this Guaranty is repaid in full to PJM Settlement and the Agreement is terminated. PJM Settlement shall not be bound or obligated to exhaust its recourse against Cygnus Energy Futures, LLC or other persons or take any other action before being entitled to demand performance by Guarantor hereunder. This Guaranty shall continue to be effective even in the event of the insolvency, bankruptcy or reorganization of Cygnus Energy Futures, LLC. This Guaranty will also survive and be binding upon Guarantor following any merger, reorganization, consolidation or other change in Cygnus Energy Futures, LLC's or Guarantor’s structure, personnel, business or affairs.

(3)	Remedies of PJM Settlement. The rights and remedies of PJM Settlement under this Guaranty are cumulative and concurrent and shall not be exclusive of any other rights or remedies that PJM Settlement may have against Cygnus Energy Futures, LLC or Guarantor. No set-off, counterclaim, reduction or diminution of an obligation or any defense of any kind or nature that Guarantor has or may have against Cygnus Energy Futures, LLC or PJM Settlement shall affect, modify or impair the obligations of Guarantor under this Guaranty.

(4)	Waivers. Guarantor acknowledges that PJM Settlement will rely upon this Guaranty in accepting Cygnus Energy Futures, LLC as a member or transmission customer under the Agreements. Guarantor accordingly waives any claim or defense based upon lack of consideration. Guarantor also irrecoverably waives presentment, demand, protest or other notice of any kind, including, without limitation, notice of acceptance of this Guaranty and notice of any claim or demand upon Cygnus Energy Futures, LLC or Guarantor. Without notice to Guarantor, PJM Settlement may extend the time for performance under any agreement with Cygnus Energy Futures, LLC or modify, supplement or amend any agreement, and otherwise agree in any manner with Cygnus Energy Futures, LLC without affecting Guarantor’s unconditional obligation under this Guaranty.

(5)	Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, PJM Settlement must rescind or restore any payment, or any part thereof, received by PJM Settlement, any prior release or discharge from the terms of this Agreement shall be with out effect, and this Agreement will remain in effect.

(6)	Miscellaneous. This Guaranty is for the benefit of PJM Settlement, its successors and assigns, and its members; and is binding upon Guarantor, its successors and assigns, except that Guarantor may not assign or transfer any of its obligations under this Guaranty, whether by operation of law or otherwise, without the prior written consent of PJM Settlement. Guarantor will reimburse PJM Settlement for any expenses incurred by PJM Settlement in enforcing this Guaranty, including reasonable legal fees. If any provision of this Guaranty is found by a court of competent jurisdiction to be prohibited or unenforceable, this Guaranty shall be ineffective only to the extent of such prohibition or unenforceability and such shall not invalidate the balance of the Guaranty. Guarantor represents and warrants to PJM Settlement that the execution, delivery and performance of this Guaranty by Guarantor have been duly authorized by all requisite corporate action of Guarantor. Any Correspondence to the beneficiary should be sent to the following address:

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PJM Settlement, Inc.

955 Jefferson Ave

Valley Forge Corporate Center

Norristown, Pa 19403-2497

Attn: Treasurer

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed on its behalf by its duly authorized Officer as of the date shown above.

___,

/s/Timothy Krieger
(Signature)

Timothy Krieger
(Printed Name)

CEO
(Title)

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